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                                                                   Exhibit 10.7


                               LICENSE AGREEMENT


     License Agreement dated June 1, 1990, between ARCH DEVELOPMENT CORPORATION, an Illinois not-for-profit corporation ("ARCH"), and NANOPHASE TECHNOLOGIES CORPORATION, an Illinois corporation ("NTC").


                            PRELIMINARY STATEMENT

     ARCH holds certain rights, title and interest in and to the technology described below.

     NTC desires to obtain the right to exploit the technology in commercial settings, on the terms and conditions set forth below.

     Therefore, in consideration of the mutual obligations set forth herein, ARCH and NTC agree as follows.

                                  AGREEMENT

     I. DEFINITIONS. The following capitalized terms are used in this Agreement with the following meanings:

     "Affiliate" of any entity means any person or entity which directly or indirectly controls, is controlled by, or is under common control with such entity.

     "Combination Product" means any product sold as a single unit but which incorporates both (a) one or more Licensed Products and (b) one or more products, not themselves Licensed Products, which the seller of the Combination Product also offers for sale separately from the Combination Product.

     "Field of Use" means all uses of nanophase processes or materials for structural, electrical, chemical or optical applications.

     "Improvements" means all modifications, revisions or improvements to the Inventions (i) to which ARCH shall acquire rights during the term of this Agreement, and (ii) which improve the performance of the Inventions or any Licensed Product, reduce the production costs of any Licensed Product, broaden the applicability of any Licensed Product, increase the marketability of any Licensed Product, or replace any Licensed Product in the marketplace.

     "Invention" means each product, composition, process and use within the scope of any claim contained in any patent application listed on Schedule I attached hereto, and each product or

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composition made or manufactured by any art, method or process within the scope of any claim of any such patent application, and all Improvements thereof.

     "Know-How" means the information, technical abilities, know-how, data and designs in the possession or control of ARCH related to the Inventions that is necessary or useful to reduce the Inventions to practice or to manufacture Licensed Products.

     "Later Developments" means all discoveries, inventions, or other proprietary matters now or hereafter owned or controlled by ARCH within the Field of Use and not constituting Improvements.

     "Licensed Product" means any product or composition within the scope of any claim of any patent application filed with respect to any of the Inventions or any issued patent within the Patent Rights, or any product or composition made or manufactured by any art, method, or process within the scope of any claim of any patent application filed with respect to any of the Inventions or any issued patent within the Patent Rights, including any Combination Product.

      "Net Sales" means:

      (a) with respect to Licensed Products sold for cash other than Licensed Products sold as an element of a Combination Product, the price actually charged by NTC or any sublicensee of NTC in the sale of the Licensed Product, less:

           (i) customary trade, quantity or cash discounts, rebates, and non-affiliated brokers' or agents' commissions actually allowed and taken;

          (ii) amounts repaid or credited to customers on account of rejections or returns of specified products subject to royalty hereunder or on account of retroactive price reductions affecting such products; and

          (iii) freight and other transportation costs, including insurance charges, and duties, tariffs, sales and excise taxes and other governmental charges based directly on sales, turnover or delivery of the specified products and paid or allowed by NTC or a sublicensee; and

     (b) with respect to Licensed Products sold or otherwise transferred other than for cash, and with respect to Licensed Products sold for cash as an element of a Combination Product, and with respect to Licensed Products used or consumed by NTC or any sublicensee of NTC in the manufacture of another product,


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either (i) an amount per unit of Licensed Product equal to the average sale price of the Licensed Product determined in accordance with clause (a) above for sale to third parties in the same and the preceding quarterly accounting period, or (ii) if no sales of the Licensed Product have occurred in the same and the preceding quarterly accounting period, other than as an element of a Combination Product, an amount equal to (y) the price actually charged in the sale of the Combination Product, less:

          (i) customary trade, quantity or cash discounts, rebates, and non-affiliated brokers' or agents commissions actually allowed and taken;

          (ii) amounts repaid or credited to customers on account of rejections or returns of specified products subject to royalty hereunder or on account of retroactive price reductions affecting such products; and

          (iii) freight and other transportation costs, including insurance charges, and duties, tariffs, sales and excise taxes and other governmental charges based directly on sales, turnover or delivery of the specified products and paid or allowed by NTC or a sublicensee;

times (z) a fraction, the numerator of which is the direct manufacturing cost of the Licensed Product, including materials, purchased parts and labor and calculated in the customary manner used in the seller's internal cost accounting, and the denominator of which is the total direct manufacturing cost of the Combination Product, including materials, purchased parts and labor and calculated in the same manner.

     "Patent Costs" means out-of-pocket expenses incurred in connection with the preparation, filing, prosecution and maintenance of the Patent Rights, including, among other items, the fees and expenses of attorneys and patent agents, filing fees and maintenance fees, but excluding costs involved in any patent infringement claims.

     "Patent Rights" means all rights arising from any patents issued on (i) patent applications listed on Schedule I attached hereto and made a part hereof, (ii) any other patent applications that may be filed in connection with any of the Inventions, and (iii) all patent applications which are divisions, continuations, continuations-in-part, reissues, renewals, foreign counterparts, substitutions, or extensions of or to such patent applications.



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      II. GRANT OF LICENSE.

      2.1. Grant. ARCH hereby grants, and agrees to grant, to NTC:

      (a) the exclusive (except as otherwise specified in Section 2.2) worldwide license to make, have made, use and sell Licensed Products within the Field of Use; and

      (b) a non-exclusive worldwide license to use Know-How in connection with the manufacture, use and sale of Licensed
Products within the Field of Use; and

      (c) the exclusive (except as otherwise specified in Section 2.2) right and authority to grant sublicenses of the rights granted in clause (a) above, and the non-exclusive right and authority to grant sublicenses of the rights granted in clause (b) above, subject to the provisions of this Agreement.

     2.2. Reservations.

      (a) ARCH reserves for itself and for The University of Chicago
(the "University") the irrevocable right to make and use Licensed
Products and to use the Patent Rights and Inventions for its own internal educational and research purposes. Neither ARCH nor the University shall have any obligation to pay NTC a royalty or any other fee for the rights reserved in the preceding sentence, which shall not be transferable (except to any Affiliate of or successor to ARCH or the University, in which event such Affiliate shall be bound by the restrictions on transfer set forth herein) or licensable, and shall not include the right to sell Licensed Products or to license the Patent Rights or Inventions.

      (b) NTC acknowledges that the Inventions were developed at Argonne National Laboratory, which is operated by the University pursuant to its agreement with the United States Department of Energy ("DOE") (such agreement, as it may be amended from time to time, being referred to herein as the "Prime Contract"), and that pursuant to such Prime Contract DOE has reserved certain rights to the Inventions. Such rights include, but are not necessarily limited to,
(i) a non-exclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States throughout the world and (ii) march-in rights pursuant to 37 C.F.R.
401.6. In the event DOE attempts to acquire additional rights to any Invention by exercising such march-in rights, ARCH will, upon receiving notice of such attempt promptly notify NTC and will allow NTC, at NTC's expense, to oppose such DOE effort in the name of and on behalf of ARCH.


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     2.3. Sublicenses. NTC shall promptly notify ARCH in writing following the execution by NTC of any sublicense under this Agreement, and shall include a summary of all material terms. The terms of any such sublicense shall be in NTC's sole discretion. Upon the termination of this Agreement for any reason prior to the expiration of the last-to-expire of the Patent Rights, each such sublicense shall be deemed converted to a temporary direct license from ARCH to such sublicensee on the terms of such sublicense agreement, which temporary direct license shall terminate upon the earlier of (i) sixty (60) days after the termination of this Agreement or (ii) the expiration of the last-to-expire of the Patent Rights; provided, however, that ARCH agrees that upon request it will negotiate in good faith with any of the sublicensees under such sublicense agreements to grant such sublicensee a permanent direct license, within such sublicensee's existing field of use, on substantially the same terms as set forth in such sublicense and this Agreement. NTC shall be entitled to collect any amounts due to it under each sublicense agreement for the period prior to the termination of this Agreement, subject to NTC's obligation to pay Royalties to ARCH with respect to such amounts.

     III. PAYMENTS.

     3.1. Royalties and Sublicense Fees. (a) Beginning with the first sale of a Licensed Product sold by NTC or any sublicensee of NTC, NTC shall pay ARCH royalties ("Royalties") equal to five percent (5%) of Net Sales of Licensed Products sold by NTC or any of its sublicensees. In addition, NTC shall pay ARCH 50% of all amounts received from any sublicensees that are not based upon sales for use of Licensed Products, whether such payments are designated as sublicense fees, or otherwise.

     (b) In the event that NTC is obligated to pay a royalty to a third party to make, have made, use or sell a Licensed Product, NTC may reduce the Royalties payable to ARCH by an amount equal to the royalty paid to such third party, provided, however, that in no event will the Royalties otherwise payable hereunder be reduced by more than 50% for any period.

     (c) In the event of a substantial infringement of the Patent Rights by a third party, the Royalties payable to ARCH shall be reduced by a percentage equal to the percentage of sales of Licensed Products lost by NTC as a result of such infringer's action (to be determined in good faith by NTC and ARCH, taking into account both historical and projected sales, at the time of such infringement), but in no event by more than 50%, beginning upon the date NTC shall substantiate to ARCH that a substantial infringement of the Patent Rights is occurring, and ending upon


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the date such infringement shall cease. For purposes of this Section 3.1(c), a "substantial infringement" shall be deemed to occur when a third party shall have sales of products that, if sold by NTC, would constitute Licensed Products, of more than $10,000 per year.

     (d) The requirement for NTC to pay Royalties to ARCH arising from the manufacture, use or sale of Licensed Products by NTC or any sublicensee of NTC in a particular jurisdiction shall extend only so long as such manufacture, use or sale:

           (i) is within the scope of any then pending claim of an application in such jurisdiction; and

          (ii) is covered by any claim (other than a claim which has been determined by a court of competent jurisdiction from which no appeal can be taken to be invalid or unenforceable) of an issued, unexpired and in-force patent within the Patent Rights in such jurisdiction.

Only one Royalty shall be due or payable with respect to any single Licensed Product regardless of how many patents or patent applications within the Patent Rights cover the manufacture, use or sale of such Licensed Product.

     3.2. Payment of Royalties Accounting. (a) Royalties shall be calculated on a calendar quarter basis for sales occurring in such quarter. Payment of Royalties with respect to each calendar quarter shall be due at the same time that NTC's accounting of sales and receipts with respect to the quarter is due (as provided in Section 3.2(b) hereof), beginning with the calendar quarter in which the first sale of a Licensed Product occurs.

     (b) Within sixty (60) days after the end of each calendar quarter during the term of this Agreement (and regardless of whether any sales of Licensed Products occurred during such period), NTC shall deliver to ARCH a true and complete accounting of sales of Licensed Products and receipts from those sales by NTC and its sublicensees during such period, with a separate accounting of sales and receipts by country. If no sales of Licensed Products occurred during such period, NTC's accounting shall consist of a statement to that effect.

     3.3. Records. NTC shall keep accurate records in sufficient detail to permit the Royalties under this Agreement to be determined, and shall require any sublicensees to do the same. NTC shall permit its books and records regarding Licensed Products to be examined and copied from time to time during the term of this Agreement and for a reasonable period of not less

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than three years after the date to which such records relate, at the request and sole expense of ARCH, during normal business hours by ARCH or any representative of ARCH reasonably acceptable to NTC or such sublicensee, and shall require each of its sublicensees to do the same.

     3.4. Foreign Payments. In the event of Net Sales for which NTC or any sublicensee receives payment in a currency other than currency which is legal tender in the United States of America, all Royalties with respect to such Net Sales shall be computed by converting such payment into United States dollars at the applicable rate of exchange of Citibank, N.A., in New York, New York, on the last day of the quarter in which the Net Sales occurred. All Royalties shall be paid to ARCH in United States dollars.

     3.5. Interest on Overdue Payments. Payments provided for in this Agreement shall, when overdue more than thirty (30) days, bear interest at a fluctuating rate equal from time to time to one percent (1%) per annum plus the rate then most recently announced by Citibank, N.A., as its Base Rate, beginning on the thirty-first day after the due date and continuing until payment is received by ARCH. Any interest accruing under this Section shall be due to ARCH without demand to NTC.

     IV. NO WARRANTIES; INDEMNIFICATION;

     4.1. Disclaimer of Warranties. ARCH hereby disclaims all warranties relating to the Inventions, Patent Rights or Know-How, express or implied. Without limiting the generality of the foregoing, ARCH expressly does not warrant (i) the accuracy of the information contained in the Applications,
(ii) the patentability of any of the Inventions, or (iii) the accuracy, safety, or usefulness for any purpose, of the Patent Rights, Inventions, or any Know-How made available by ARCH hereunder. Nothing contained in this Agreement shall be construed as either a warranty or representation by ARCH that any Patent Rights will issue or as to the validity or scope of any Patent Rights that may issue. ARCH assumes no liability in respect of any infringement of any patent or other right of third parties due to the activities of NTC or any sublicensee under this Agreement.

     4.2. Indemnification and Insurance. (a) Neither ARCH, the University, any Affiliate of either of them, nor any officer, director, trustee, employee, agent or representative of any of them (each an "Indemnified Party") shall have any liability whatsoever to NTC or any other person for or on account of (and NTC and each sublicensee agrees and covenants not to sue any Indemnified Party in connection with) any injury, loss, or

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damage, of any kind or nature, sustained by, or any damage assessed or asserted against, or any other liability incurred by or imposed upon NTC or any other person, arising out of or in connection with or resulting from (i) the production, use or sale of the Licensed Products by NTC or its sublicensees,(ii) the use of any Invention or Know-How by NTC or its sublicensees, or (iii) any advertising or other promotional activities with respect to either of the foregoing. NTC shall indemnify and hold each Indemnified Party harmless against all claims, demands, losses, damages or penalties (including but not limited to attorney's fees) made against any Indemnified Party with respect to such matters, whether or not such claims are groundless and without merit or basis.

     (b) Each Indemnified Party agrees to notify NTC in writing as soon as possible and in any event within thirty (30) days after receiving written notice of any claim for which indemnity will be sought by such Indemnified Party hereunder. In such event, NTC shall be entitled to select counsel of its choosing and direct the defense thereof. NTC shall have the right to settle any such claim;
provided, however, no such settlement shall involve the surrender by NTC, on behalf of itself or ARCH, of rights under any Patent Rights without the prior written consent of ARCH. ARCH agrees to cooperate with NTC in connection with any such claim, and shall not unreasonably withhold its consent to any settlement to which it has the right to consent.

     (c) NTC agrees to use its best efforts to list ARCH, at NTC's expense, as an additional insured under any liability insurance policy that NTC shall have or obtain that includes any coverage of claims relating to any of the Inventions, Patent Rights or Licensed Products. At ARCH's request, NTC will supply ARCH from time to time with copies of each such policy, and will notify ARCH in writing at least thirty (30) days prior to any termination of or change in coverage under any such policies.

     4.3. Government Indemnification. This license is entered into by ARCH, independent from the Prime Contract with the Department of Energy. ARCH is acting independently from the Government and in its own private capacity and is not acting on behalf of the U.S. Government, nor as its contractor nor its agent. Correspondingly, it is understood and agreed that the U.S. Government is not a party to this Agreement and in no manner shall be liable for nor assume any responsibility or obligation for any claim, cost or damages arising out of or resulting from this Agreement, the subject matter licensed, or any action or lack thereof by ARCH, the University, or NTC with respect thereto.


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     V. PROSECUTION AND MAINTENANCE OF LICENSED PATENTS

     5.1. ARCH Prosecution. During the term of this Agreement, and subject to the provisions of Section 5.3 of this Agreement, ARCH shall be responsible for prosecuting and maintaining the Patent Rights in the United States and such other jurisdictions that NTC may elect in writing to ARCH (subject to Section 5.3). Except as otherwise specified in this Agreement, NTC shall pay when due, or in ARCH's option reimburse ARCH for, all Patent Costs accruing after November 30,1989. At NTC's request, ARCH shall provide NTC with copies of all office actions and other communications received by ARCH or its patent counsel with respect to the Patent Rights and, prior to submission to the recipients, copies of all draft filings with governmental agencies from ARCH or its patent counsel with respect to the Patent Rights.

     5.2. NTC Cooperation. NTC agrees to cooperate with ARCH in ARCH's preparation, filing, prosecution and maintenance of Patent Rights, by disclosing such information as may be necessary and by promptly executing such documents as ARCH may reasonably request to effect such efforts. NTC shall bear its own costs in connection with its cooperation with ARCH under this Section. All Patent Rights shall be filed, prosecuted and maintained in ARCH's name or as ARCH shall designate.

     5.3. NTC Prosecution. (a) In the event that NTC wishes to file a patent application for any of the Inventions in any jurisdiction other than the United States in which a patent application for such Invention has not already been filed, NTC shall identify the jurisdiction and Invention in writing to ARCH, and ARCH shall have ninety (90) days (or such shorter period as provided in the following sentence) after it receives such written notice in which to file such an application. Notwithstanding the foregoing, if NTC reasonably determines that a filing or other action is required in such jurisdiction in order to preserve or protect any Patent Rights in such jurisdiction, it shall so notify ARCH, and ARCH shall have until seven days prior to such date in which to file such an application. If ARCH declines or fails to file such an application within ninety (90) days (or such shorter period) after receiving the written notice, NTC may, in NTC's discretion and at NTC's sole expense but in ARCH's name, file and prosecute such an application.

     (b) In the event that ARCH determines to abandon any patent application covering the Inventions previously filed by it, ARCH will give NTC at least ninety (90) days prior written notice of its intention to abandon such application. NTC may, by written

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notice to ARCH, elect to continue the prosecution of such application at NTC's sole expense but in ARCH's name.

     (c) In the event that NTC determines to abandon any patent application covering the Inventions previously filed by it under
Section 5.3(a) hereof, NTC will give ARCH at least ninety (90) days prior written notice of its intention to abandon such application. ARCH may, by written notice to NTC, elect to continue the prosecution of such application at ARCH's sole expense.

     5.4. Confidentiality. (a) Both NTC and ARCH agree to treat (and, in the case of NTC, to cause its sublicensees to treat) as confidential all proprietary information made available by ARCH to NTC or by NTC to ARCH, provided that the party disclosing such information marks or otherwise identifies such information as "confidential" or "proprietary" (if such information is disclosed orally, it shall be summarized in writing within 30 days and such summary shall be identified as "confidential" or "proprietary"). ARCH acknowledges that NTC may find it beneficial to disclose such information provided by ARCH during the conduct of NTC's business. Under such circumstances, NTC may make such information available to third parties, provided that NTC shall first obtain from the recipients a fully-executed confidentiality agreement which is at least as restrictive as the confidentiality agreement NTC employs to protect its own secrets of comparable commercial value of the information being disclosed, and shall send a copy of such agreements to ARCH at the time of NTC's next accounting as required by Section 3.2(b) hereof.

      (b) Neither NTC nor ARCH shall be bound by the provisions of
Section 5.4 with respect to information which (i) is known to the recipient at the time of disclosure; or (ii) is in the public domain at the time of disclosure; or (iii) becomes a part of the public domain after the time of disclosure, other than through disclosure by the recipient; or (iv) is required to be disclosed by law or contract.

     (c) Notwithstanding the provisions of Section 5.4(a), each of ARCH and the University shall, upon thirty (30) days prior written notice to NTC, be entitled to make disclosures of information regarding the Inventions in scholarly journals where in its reasonable judgment such disclosure will not materially compromise any proprietary rights.

     (d) NTC and ARCH shall each take such actions as the other party may reasonably request from time to time to safeguard the confidentiality of any information subject to the terms of this
Section 5.4.

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     (e) To the extent that United States Export Control Regulations are applicable, neither NTC nor ARCH shall, without having first fully complied with such regulations, (i) knowingly transfer, directly or indirectly, any unpublished technical data obtained or to be obtained from the other party hereto to a destination outside the United States, or (ii) knowingly ship, directly or indirectly, any product produced using such unpublished technical data to any destination outside the United States.

     (f) The obligations of NTC and ARCH under this Section 5.4 shall survive the expiration or earlier termination of all or any other part of this Agreement.

     VI. INFRINGEMENT

     6.1. Disclosure. In the event that either ARCH or NTC becomes aware of the infringement of any Patent Rights, each shall inform the other in writing of all details available.

     6.2. Rights to Prosecute. ARCH shall have the right, but not the obligation, to enforce the Patent Rights against any infringement. In the event of infringement by a third party of any Patent Rights within the Field of Use which NTC wishes to prosecute, NTC shall first make a written request to ARCH to prosecute such action. If within 90 days of receipt of such request ARCH shall have been unsuccessful in persuading such alleged infringer to desist such infringement, and shall not have brought an infringement action against such alleged infringer, NTC may enforce the Patent Rights by appropriate legal proceedings.

     6.3. NTC Prosecution. In the event that NTC shall be prosecuting an alleged infringer pursuant to Section 6.2, it shall employ counsel reasonably satisfactory to ARCH and shall keep ARCH fully informed of all material developments of such proceedings. NTC shall be responsible for all costs and expenses of any enforcement activities, including legal proceedings, against infringers which NTC initiates. ARCH agrees to join in and cooperate with any enforcement proceedings at NTC's request, and at NTC's expense, provided that ARCH may be represented by ARCH's counsel in any such legal proceedings, at ARCH's own expense (subject to reimbursement under Section 6.5(a)), acting in an advisory but not controlling capacity. In addition, NTC may name ARCH as party plaintiff as required by law. No settlement, consent judgment, or other final, voluntary disposition of any suit brought by NTC which waives any rights within the Patent Rights may be entered into without the prior written consent of ARCH. In the event that a declaratory

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judgment action alleging the invalidity or non-infringement of the
Patent Rights shall be brought or raised against NTC, ARCH shall have the right, but not the obligation, to intervene and take over the sole defense of such action. Any recoveries in any action brought by NTC under this Section 6.3 shall be allocated as provided in Section 6.5(a) hereof.

      6.4. ARCH Prosecution.

     (a) Any actions brought by ARCH at the request of NTC pursuant to Section 6.2 shall be at the sole cost and expense of NTC, provided that ARCH agrees to consult with NTC and to keep NTC reasonably informed regarding such costs and expenses, and any recoveries shall be allocated as provided in Section 6.5(a) hereof.

     (b) Any other actions brought by ARCH shall be at the sole cost and expense of ARCH, and any recoveries shall be allocated as provided in Section 6.5(b) hereof, provided that ARCH shall notify NTC of any such action and NTC may, by written notice to ARCH, agree to pay all such costs and expenses, in which event the costs and expenses of such action, and any recoveries, shall be allocated as provided in Section 6.5(a) hereof.

      (c) NTC agrees to join in and cooperate with any enforcement proceedings at ARCH's request, and at ARCH's expense, provided, however, that NTC may be represented by NTC's counsel in any such legal proceedings, at NTC's own expense (subject to reimbursement under Section 6.5(b)), acting in an advisory but not controlling capacity. ARCH may name NTC as a party plaintiff as required by law.
 .
      6.5. Recoveries.

     (a) All recoveries by way of royalties, damages, and claims with respect to infringement actions instituted, and claims made (including penalties and interest) (i) prosecuted by NTC pursuant to
Section 6.2 hereof, (ii) prosecuted by ARCH pursuant to the request of NTC, or (iii) prosecuted by ARCH and paid for by NTC pursuant to
Section 6.4(b) hereof shall belong to NTC. To the extent that NTC's recoveries with respect to an infringement action or claim exceed NTC's expenses with respect to such action or claim, NTC shall reimburse ARCH for ARCH's expenses for separate counsel with respect thereto, as provided in Section 6.3 hereof. After deduction of such costs and expenses, any recoveries shall be considered Net Sales under this Agreement as of the date any such recoveries are paid to NTC, giving rise to royalty obligations under Article III hereof.

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     (b) All recoveries by way of royalties, damages and claims with respect to any infringement action prosecuted by ARCH other than those described in Section 6.5(a) shall belong to ARCH. To the extent that ARCH's recoveries with respect to any such infringement action or claim exceed ARCH's expenses with respect to such action or claim, ARCH shall reimburse NTC FOR NTC'S expenses for separate counsel with respect thereto, as provided in Section 6.4(c) hereof.

     VII. TERMINATION.

     7.1. Breach of Obligations. ARCH shall have the right (without prejudice to any of its other rights conferred on it by this Agreement), upon written notice to NTC, to terminate this Agreement upon the material breach by NTC of the obligations or conditions contained in this Agreement, provided that if such breach is susceptible of cure, NTC shall have five (5) business days, with respect to any breach of an obligation to pay money, and sixty (60) days, with respect to a breach not involving a payment of money, after the receipt of such notice to correct such breach. ARCH's right to terminate this Agreement, as hereinabove provided, shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous breach.

     7.2. NTC Right to Terminate. NTC may terminate this Agreement at any time by written notice to ARCH, giving at least ninety (90) days prior to the termination date specified in the notice.

     7.3. Expiration of Patent Rights. The license granted under this Agreement shall terminate upon the expiration of the last to expire Patent Rights, except that NTC's and ARCH's obligations under Sections 3.3, 4.2, and 5.4 shall continue in effect as provided in such Sections.

     7.4. Effect of Termination. Upon the termination of this license for any reason prior to the expiration of the last-to expire of the Patent Rights, all rights granted hereunder shall revert to ARCH for the sole benefit of ARCH, and NTC agrees to return all technical data, related documents and improvements supplied by ARCH specific to the Licensed Products and Inventions to ARCH. If this Agreement shall terminate pursuant to the provisions of Section 7.3 hereof, or shall be terminated by the agreement of the parties prior to the expiration of the last-to expire of the Patent Rights, NTC shall retain the right to possess and use such confidential information, including Know-How, subject to the restrictions in disclosure set forth in section 5.4.

     VIII. ADVERTISING. Each party agrees not to use the name of the other party in any commercial activity, advertising or sales brochures except with the prior written consent of the other party. NTC agrees not to use the name of any of the inventors of the Inventions in any commercial activity, advertising or sales brochures unless it has obtained the prior written consent of the inventor.

     IX. PERFORMANCE. NTC agrees to use its reasonable best efforts promptly to commence and thereafter maintain commercial sales of Licensed Products.

     X. LATER DEVELOPMENTS. Subject to any obligations of ARCH in favor of other persons (including the DOE), ARCH hereby grants NTC an option to obtain a license on any Later Developments, which license shall be on the terms set forth in this Agreement except as ARCH and NTC may by mutual agreement otherwise provide. ARCH shall use its best efforts to obtain title, pursuant to the ARCH/University Agreement (as hereinafter defined) or any successor agreement, to all discoveries, inventions, or other proprietary matters within the Field of Use made at ANL or the University, and shall notify NTC of any Later Developments by a writing referring to this provision within ninety (90) days of acquiring rights to such Later Developments, all in sufficient detail to allow NTC to evaluate the commercial potential of such Later Development. NTC shall have thirty (30) days after such disclosure to exercise such option which shall be exercised by written notice to ARCH received within such period. If NTC shall fail to exercise its option within such period, its option for such Later Development shall be void, and NTC shall have no interest in such Later Development.

     XI. MISCELLANEOUS.

     11.1. Assignment. (a) This Agreement may, at any time and without NTC's consent, be assigned by ARCH without such assignment operating to terminate, impair or in any way change the obligations or rights which ARCH would have had, or any of the obligations or rights which NTC would have had (including rights of NTC to Improvements and Later Developments), if such assignment had not occurred. From and after the making of such assignment, the assignee shall be substituted for ARCH as a party hereto, and ARCH shall no longer be bound hereby.

     (b) This Agreement shall not be assigned by NTC without the prior written consent of ARCH except to a wholly-owned subsidiary of NTC or to the successor or assignee of substantially all of its business related to Licensed Products.

     11.2. Entire Agreement, Amendment and Waiver. This Agreement (including any schedules and exhibits attached) contains the entire understanding of the parties with respect to the subject matter hereof. This Agreement may be amended, modified or altered only by an instrument in writing duly executed by the parties hereto. The waiver of a provision hereunder may be effected only by a writing signed by the waiving party and shall not constitute a waiver of any other provision.

     11.3. Notices. Any notice or report required or permitted to be given or made under this Agreement by one of the parties hereto to the other shall be in writing and shall be given by personal delivery or by United States registered or certified mail, return receipt requested, addressed as follows:

If to ARCH:             ARCH Development Corporation
                        1115-25 East 58th Street
                        Chicago, Illinois 60637
                        Attention: President

If to NTC:              Nanophase Technologies Corporation
                        1081 Maple Ave.
                        Evanston, Illinois 60201
                        Attention: President

or to such other address of which the intended recipient shall have notified the sender by a written notice given in accordance with the terms of this Section. Any notice under this Agreement shall be effective when received.

     11.4. Severability. In the event that any one or more of the provisions of this Agreement should for any reason be held by any court or authority having jurisdiction over this Agreement, or either of the parties hereto, to be invalid, illegal or unenforceable, such provision or provisions shall be reformed to approximate as nearly as possible the intent of the parties, and the validity of the remaining provisions shall not be affected.

     11.5. Governing Law. The interpretation and performance of this Agreement shall be governed by the laws of the State of Illinois applicable to contracts made and to be performed in that state.

     11.6. Marking. NTC shall place in a conspicuous location on any Licensed Product (or its packaging where appropriate) made or sold under this Agreement, a patent notice in accordance with the laws concerning the marking of patented articles.

     11.7. Implementation. Each party shall, at the request of the other party, execute any document reasonably necessary to implement the provision of this Agreement.

     11.8. United States Manufacture. Unless DOE shall agree otherwise, NTC agrees that Licensed Products will be manufactured substantially in the United States, and further agrees that it will not grant any exclusive sublicenses under this Agreement to sell Licensed Products in the United States unless the sublicensee agrees that any License Products will be manufactured substantially in the United States.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.


                   ARCH:  ARCH DEVELOPMENT CORPORATION, an
                          Illinois not-for-profit corporation

                          By:
                             --------------------------------
                          Its:         President
                              -------------------------------

                   NTC:   NANOPHASE TECHNOLOGIES CORPORATION,
                          an Illinois corporation

                          By:
                             ---------------------------------
                          Its:         Vice-President
                              --------------------------------

                                   SCHEDULE I

1. Invention Title: Nanophase Ceramics for Improved Industrial
                    Products
   Inventors: R.W. Siegel, H. Hahn, J.A. Eastman
   ANL Case No. ANL-IN-89-80.

2. Invention Title: Industrial Devices from Nanophase Metals
   Inventors: R.W. Siegel, H. Hahn, J.A. Eastman
   ANL Case No. ANL-IN-89-81.

                         AMENDMENT TO LICENSE AGREEMENT


     THIS AMENDMENT TO LICENSE AGREEMENT ("Amendment") is made as of the 21st day of November, 1991, by and between ARCH Development Corporation, an Illinois not-for-profit corporation ("ARCH"), and Nanophase Technologies Corporation, an Illinois corporation ("NTC").

     WHEREAS, ARCH and NTC have previously entered into that certain License Agreement dated as of June 1, 1990 (the "License");

     WHEREAS, as of the execution of this Amendment, ARCH is the controlling shareholder of NTC;

     WHEREAS, contemporaneously with the execution of this Amendment, ARCH and certain other purchasers (the "Other Purchasers") are purchasing shares of NTC's Series B Preferred Stock (the "Preferred"); and

     WHEREAS, in order to induce the Other Purchasers to purchase the Preferred for the benefit of NTC and ARCH, ARCH and NTC desire to amend the License as provided below.

     NOW, THEREFORE, in consideration of the covenants set forth below, ARCH and NTC agree as follows:

     1. Section 3.1(a) of the License is hereby amended by deleting the phrase "five percent (5%)" and replacing it with the phrase "two and one-half percent (2 & 1/2%)".

     2. Except as otherwise specifically provided above, the License Agreement shall remain in full force and effect in accordance with its terms.

     IN WITNESS WHEREOF, the parties have cause their respective authorized officers to execute this Agreement as of the day and year first written above.


                                        ARCH DEVELOPMENT CORPORATION, an
                                        Illinois not-for-profit corporation

                                        By:_____________________________
                                           Title________________________

                                        NANOPHASE TECHNOLOGIES CORPORATION,
                                        an Illinois corporation

                                        By:_____________________________
                                           Title________________________